Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com
West Corporation Completes Recapitalization
OMAHA, NE, October 24, 2006 — West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced the completion of its previously announced recapitalization in a transaction sponsored by an investor group led by Thomas H. Lee Partners, L.P. and Quadrangle Group LLC.
The stockholders of West voted to adopt the merger agreement at a special meeting held on October 23, 2006. The number of shares voting to adopt the merger agreement represented approximately 68.5 percent of the total number of shares outstanding and entitled to vote at the meeting. The merger was first announced on May 31, 2006.
As a result of the transaction, each issued and outstanding share of West Corporation common stock, except those held by Gary and Mary West, the founders of the Company and Chairman and Vice Chairman of the board, respectively, certain members of executive management with respect to shares that they have elected to retain in the surviving corporation, and any stockholder who is entitled to and who properly exercises appraisal rights under Delaware law, was cancelled and converted automatically into the right to receive $48.75 in cash, without interest. West Corporation common stock will be delisted from the Nasdaq Global Select Market and trading will be suspended prior to market open Wednesday, October 25, 2006. Stockholders of West Corporation who have stock certificates in their possession will receive instructions by mail from The Bank of New York, the paying agent, concerning how to forward their certificates for payment.
Goldman Sachs acted as financial advisor to the company. Sidley Austin LLP acted as legal advisor for the company. Morgan Stanley acted as financial advisor and Potter Anderson & Corroon LLP acted as legal advisor for the special committee of West’s board of directors. Sullivan & Cromwell LLP acted as legal advisor for Gary and Mary West. Lehman Brothers, Deutsche Bank and Banc of America Securities acted as joint book-running managers for the private placement of debt. Ropes & Gray LLP acted as legal advisor to Thomas H. Lee Partners and Quadrangle Group.
About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies, organizations and government agencies. West helps its clients communicate effectively, maximize the value of their customer relationships and drive greater profitability from every interaction. The Company’s integrated suite of customized solutions includes customer acquisition, customer care, automated voice services, emergency communications, conferencing and accounts receivable management services.
Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of 29,000 employees based in North America, Europe and Asia. For more information, please visit www.west.com.